Exhibit 10(a)

[SUTHERLAND ASBILL & BRENNAN LLP]

THOMAS E. BISSET

Direct Line: (202) 383-0118

Internet: thomas.bisset@sutherland.com

April 30, 2012

VIA EDGAR

Modern Woodmen of America

1701 1st Avenue

Rock Island, IL 61201

Re:	Modern Woodmen of America Variable Annuity Account
(File No. 333-63972)

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 14 to the Registration Statement on Form N-4 for Modern Woodmen of America Variable Annuity Account (File No. 333-63972). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND, ASBILL & BRENNAN LLP

/s/ Thomas E. Bisset
Thomas E. Bisset